Registration No. 333-163906

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 3

to

Form S-1 on Form S-3

Registration Statement

under

the Securities Act of 1933

GLOBE SPECIALTY METALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2055624
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Brickell Ave, Suite 1500

Miami FL 33131

(786) 509-6900

(Address, including zip code, and telephone number, including area code, of registrant’s Principal executive offices)

Stephen Lebowitz

Chief Legal Officer

600 Brickell Ave, Suite 1500

Miami, FL 33131

(786) 509-6900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Not applicable

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated file,” “accelerated filer and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Globe Specialty Metals, Inc. (the “Company”) is filing with the Securities and Exchange Commission (the “SEC”) this Post-Effective Amendment No. 3 to Form S-1 on Form S-3 (this “Post-Effective Amendment”) in connection with its Form S-1 Registration Statement No. 333- 163906 (as amended, the “Registration Statement”), which was declared effective by the SEC on May 28, 2010. The Registration Statement was amended by a Post-Effective Amendment No. 1 to Form S-1 on Form S-3 filed on October 12, 2010 to convert the Registration Statement on Form S-1 into a Registration Statement on Form S-3. The Registration Statement was further amended by a Post-Effective Amendment No. 2 to Form S-1 on Form S-3 filed on November 12, 2010. The Registration Statement registered 11,484,226 shares of the Company’s common stock.

On December 23, 2015, pursuant to that certain Business Combination Agreement, dated as of February 23, 2015 (as amended and restated on May 5, 2015 and as further amended on each of September 10, 2015 and November 11, 2015), by and among the Company, Grupo FerroAtlántica, S.A.U., a Spanish public limited liability company in the form of a sociedad anónima (“FerroAtlántica”), Grupo Villar Mir, S.A.U., a Spanish public limited company in the form of a sociedad anónima, Ferroglobe PLC, a public limited company incorporated under the laws of England (originally incorporated as VeloNewco Limited, a private limited company, “Ferroglobe”) and Gordon Merger Sub, Inc., a Delaware corporation, the Company completed its previously announced business combination (“Business Combination”) with FerroAtlántica, with both the Company and FerroAtlántica becoming wholly owned subsidiaries of Ferroglobe.

In connection with the Business Combination, the Company is terminating all offerings of its securities pursuant to the Registration Statement. This Post-Effective Amendment to the Registration Statement is being filed to deregister any and all securities previously registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miami, state of Florida, on December 23, 2015.

GLOBE SPECIALTY METALS, INC.

By:	/s/ Stephen Lebowitz
Name:	Stephen Lebowitz
Title:	Chief Legal Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.